Exhibit 5.1

March 16, 2015

The Board of Directors
Quantum Fuel Systems Technologies Worldwide, Inc.
25242 Arctic Circle Drive
Lake Forest, California 92630

Registration Statement on Form S-8

Members of the Board:

I am the General Counsel for Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”). The Company has prepared a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 125,000 additional shares of the Company’s Common Stock, $0.02 par value (the “Shares”), reserved for issuance in connection with the Quantum Fuel Systems Technologies Worldwide, Inc. Stock Incentive Plan (the “Plan”) pursuant the Plan’s evergreen provision.

As counsel to the Company, I have examined the Company’s Restated Certificate of Incorporation, as amended through the date hereof, and its Amended and Restated Bylaws, as amended through the date hereof, the Registration Statement, the Plan, and minutes of all pertinent meetings and actions of the Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company. In such examinations, I have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all copies submitted to me, the authenticity of the originals of documents submitted to me as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, I have relied solely upon statements of officers of the Company. I have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to my attention leading me to question the accuracy of the stated matters. I have made no independent investigation with regard thereto and, accordingly, I do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, I am of the opinion that the Shares reserved for issuance in accordance with the Plan have been duly authorized and will, when and to the extent issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, I am not passing on the laws of any jurisdiction other than the laws of the State of Delaware.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior express written consent and may not be relied upon by any other person without my express written consent.

I hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel